TBS International Limited Reports Fourth Quarter and year ended December 31, 2007 Financial Results

HAMILTON, BERMUDA – March 12, 2008 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter and Year Ended 2007 Highlights:

Metric	Q4 2007	Q4 2006	FY 2007	FY 2006
Revenues (million)	$115.2	$65.4	$355.6	$253.6
Net Income (million) (1)	$35.2	$14.4	$98.2	$39.1
Income (excl. non recurring items) (million) (1) (2)	$35.2	$14.7	$93.0	$43.0
EPS (diluted) (1)	$1.26	$0.51	$3.50	$1.39
EPS (excl. non recurring items) (1) (2)	$1.26	$0.52	$3.31	$1.53
No. of Shares (diluted)	28,088,072	28,088,310	28,066,736	28,088,310
EBITDA (million) (1,3)	$47.8	$25.2	$144.0	$83.3
Drydock Days	221	111	1,044	304

Freight Voyages
Metric	Q4 2007	Q4 2006	FY 2007	FY 2006
Average Daily Voyage TCE	$24,149	$13,806	$20,679	$12,650
Freight Voyage Days	2,145	1,937	8,209	7,818
Tons of Cargo Shipped (thousand)	1,838	1,171	6,621	4,368
Average Freight Rate for All Cargoes	$43.05	$41.00	$39.90	$43.27
Average Freight Rate excluding Aggregates	$84.50	$62.91	$69.52	$55.25
Bunker Cost/Voyage Day	$5,503	$4,432	$4,803	$4,738

Time Charter Voyages
Average Time Charter TCE	$30,426	$15,894	$22,374	$13,604
Time Charter Days	1,019	1,021	3,659	4,301

(1)
For the year ended December 31, 2007 Net Income and EPS included a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden and a loss of $800,000 from the sale of the M.V. Maya Princess.  For the year ended December 31, 2006 Net Income and EPS included a charge of $2.7 million for re-engineering costs, $1.3 million charge for write-off of deferred finance costs and $2.1 million in early prepayment fees offset by a gain of $2.2 million from the sale of the M.V. Dakota Belle. Fourth Quarter 2006 Net Income and EPS included a charge of $0.5 million for the re-engineering of certain of TBS’ business processes offset by $0.2 million reimbursement from early prepayment fees.

(2)
Income and EPS before non-recurring items is a non-GAAP financial measure. For a reconciliation of Net Income and EPS to Income and EPS before non-recurring items for the three months and year ended December 31, 2007 and 2006 please refer to “Non-GAAP Reconciliations” later in this press release.

(3)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Joseph E. Royce, Chairman, Chief Executive Officer and President stated:

“2007 was a record year for TBS in revenues and tons of cargo shipped, as well as EBITDA, net income and earnings per share.  These results validate our business growth model as a pure dry cargo shipping and logistics company.

“We are particularly proud of the 270 world-wide employees of TBS and our affiliated agencies who executed our business plan so capably and efficiently.  These employees are our Company’s biggest asset and set us apart from the traditional dry-cargo shipping companies by enabling us to deliver the TBS Five Star Service to our customers – Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning.

“Last year brought a number of positive results to TBS, many of which we believe will carry forward into 2008:

•	We increased cargo tons carried by our vessels and gained market share in our traditional trade lanes;
•	We expanded our TBS Pacific Service with the introduction of a steel parcel service from China, Korea and Japan to the West Coast of South America;
•	We established a steel, general cargo and project parcel service from China, Korea and Japan to Brazil and Argentina;
•	We introduced a new service from Argentina and Brazil into the Mediterranean;
•	We developed a backhaul steam and industrial coal transport business from Colombia and Venezuela to Brazil and Argentina;
•	We secured a new two year contract for the transport of approximately one million tons of aggregates per year in the Middle East;
•	We secured a one year contract for the transport of approximately 250,000 tons of grain from the US to the Caribbean;
•
We also opened our TBS Logistics headquarters in Houston, Texas, to work with our international logistics partners and our affiliate agencies to expand our international project logistics capabilities;

and most importantly, TBS is benefitting from the current positive freight environment as we renewed Contacts of Affreightment for 2008 at increased freight rates compared to our 2007 experience.

“Since January 1, 2008 we took delivery of five vessels and have two vessels under purchase contract.  This will bring our operational fleet to 43 vessels comprised of 23 multipurpose tweendeckers and 20 handymax/handysize bulk carriers; and we are continuing to look for suitable vessel acquisitions in the second hand market.

“Our program to build six Roymar Class 34,000 dwt multipurpose vessels with retractable tweendecks is progressing with the laying of the keel of the first vessel taking place this month.  We are scheduled to receive delivery of two vessels in 2009 and four vessels in 2010.

“TBS is strongly positioned to participate in the expanding globalization of world trade; particularly in the project business relating to the steel, mining, energy and construction industries.  We have strong franchises in Latin America, East Asia, the Middle East and Africa.  Our TBS fleet of multipurpose tweendeckers is uniquely suited to the transportation of project cargoes; and our portside and inland logistics services enable TBS to provide complete solutions for the project’s transportation requirements.

“Looking at 2008 and beyond, we are confident that TBS is positioned to continue benefiting from the positive fundamentals of our business growth model.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented:

“For the full year 2007, TBS demonstrated its net income growth potential which increased 151.2% to $98.2 million in 2007 from $39.1 million in 2006 and its strong cash flow generation capacity as our EBITDA, which is a non-GAAP financial measure increased by 72.9% to $144.0 million from $83.3 million in 2006. Our strong cash flow generation and sufficient access to bank financing, enabled us to accommodate our fleet expansion program. We are particularly pleased with the support from our banks, as TBS has established new credit facilities at competitive terms to accommodate our continued fleet expansion.”

Fourth Quarter 2007 Results:
For the fourth quarter ended December 31, 2007, total revenues were $115.2 million, an increase of 76.1% compared to $65.4 million for the same period in 2006. Net income for the fourth quarter of 2007 was $35.2 million, an increase of 144.4% compared to $14.4 million for the same period in 2006.

Earnings per share on a diluted basis were $1.26 for the fourth quarter of 2007, calculated based on 28,088,072 shares, compared to $0.51 for the same period in 2006, calculated based on 28,088,310 shares.

EBITDA, which is a non-GAAP measure, increased 89.7% to $47.8 million for the fourth quarter of 2007 from $25.2 million in the same period in 2006. EBITDA for the fourth quarter of 2006 includes non-recurring items. Please see “Non-GAAP Reconciliations– EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 34 vessels (excluding off-hire) were operated during the fourth quarter of 2007 compared to 32 vessels (excluding off-hire) during the same period in 2006.

Results for the Full Year ended December 31, 2007:
For the year ended December 31, 2007, total revenues were $355.6 million, an increase of 40.2% compared to $253.6 million for the same period 2006. Net income for the full year 2007 was $98.2 million, an increase of 151.2% compared to $39.1 million for the same period in 2006.  Earnings per share on a diluted basis were $3.50 for the full year 2007, calculated based on 28,066,736 shares, compared to $1.39 for the same period in 2006, calculated based on 28,088,310 shares.

Net income and earnings per share for the full year 2007 included a gain of $6.0 million in the second quarter 2007 from the sale and insurance recovery of the Huron Maiden and a loss of $800,000 in the first quarter 2007 on the sale of the Maya Princess. Net income and earnings per share for the full year 2006 included a charge of $2.7 million for re-engineering of certain of TBS’ business processes, $1.3 million charge for write-off of deferred finance costs and $2.1 million in early prepayment fees offset by a gain of $2.2 million from the sale of Dakota Belle. Before these non-recurring items, earnings per share would have been $3.31and $1.53 respectively for 2007 and 2006.

EBITDA, which is a non-GAAP measure, increased by 72.9% to $144.0 million for the full year 2007 from $83.3 million in 2006. EBITDA for the full years of 2007 and 2006 includes the non-recurring items mentioned above. Please see “Non-GAAP Reconciliations– EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $355.6 million for the full year 2007 include voyage revenues of $264.2 million, time charter revenues of $88.4 million and other revenue of $3.0 million.

An average of 33 vessels (excluding off-hire) were operated during the full year 2007, as well as during the same period in 2006.

Voyage Revenues:
Voyage revenues for the full year 2007 were $264.2 million, an increase of $75.2 million or 39.8%, from $189.0 million during the same period in 2006.

Revenue tons carried (excluding aggregates) increased 220,065 tons, or 6.8% to 3,447,014 tons for the full year 2007, from 3,226,949 tons for the same period in 2006. Freight rates, excluding aggregates, increased $14.27 per ton, or 25.8%, to $69.52 per ton for the full year 2007 from $55.25 per ton for the same period in 2006.

Our average daily voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all of the voyage expenses from the voyage revenues, was $20,679 per day for 2007, an increase of 63.5% from $12,650 per day for the same period in 2006 and an increase of 6.3% from $19,452 per day during the nine months of 2007, indicative of the continued strength in the market.

Revenue tons carried (including aggregates) increased by 2,253,694 tons, or 51.6%, to 6,621,473 for the full year 2007, from 4,367,779 tons for the same period in 2006. This increase is primarily due to a rise in aggregate cargo tons carried of 2,033,629 tons.

Time Charter Revenues:
Time charter revenues increased by $25.3 million, or 40.1%, to $88.4 million for the full year 2007, from $63.1 million for the same period in 2006.

Our average daily Time Charter Equivalent, which is an industry standard metric reflecting time charter out revenues during the period reduced by commissions, was $22,374 per day for the full year 2007, an increase of 64.5% from $13,604 for the same period in 2006 and an increase of 16.1% from $19,267 per day during the nine months of 2007, indicative of continued market strength.

Expenses:
Total operating expenses for the full year 2007, increased by $52.6 million, or 26.1%, to $254.0 million from $201.4 million for the same period in 2006. However, as a percentage of revenue, total operating expenses decreased by 8.0% to 71.4% from 79.4%.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by $9.2 million, or 11.0%, to $92.5 million for the full year 2007, primarily due to an increase in commission expense, resulting from higher voyage revenues and an increase in fuel expense due to higher fuel costs.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, lubes, repairs and maintenance, registration taxes and fees, insurance and charter hire for vessels that were chartered-in and those we operated under sale-leaseback, increased by $22.8 million, or 36.1%, to $86.0 million for the full year 2007, as compared to $63.2 million for the same period in 2006. Owned and controlled vessel expense increased by $12.1 million reflecting the higher number of vessels in the fleet as well as the higher cost of lubes, maintenance and repairs. Chartered-in vessel expense increased by $6.4 million, as rates paid for chartered-in vessels increased to $24,629 per day in 2007 from $14,962 per day in 2006 reflecting market conditions, partially offset by a decrease of 15.7% in the number of chartered-in days, as the higher number of vessels in the controlled fleet decreased the demand for chartered-in vessels. In 2007, there was a $6.1 million of charter-hire expense relating to two vessels that are operated under a sale and leaseback agreement which commenced in January 2007.

General and administrative expenses for the full year 2007, increased by $11.4 million, or 41.8%, to $38.7 million, reflecting primarily the increase in personnel due to the growth in business.

Recent Fleet Developments:

TBS' current operational fleet is comprised of 41 vessels, including 22 multipurpose tweendeckers and a combination of 19 handysize and handymax bulk carriers.

The Company expects to take delivery of one multipurpose tweendecker it has agreed to acquire (the M.V. Ottawa Princess) by the end of the first quarter of 2008, and one handymax bulk carrier (the M.V. Canarsie Princess) by the end of the second quarter of 2008.

Once these deliveries take place, TBS’s fleet will be comprised of 43 vessels with an aggregate of 1,268,500 dwt, consisting of 23 tweendeckers and 20 handymax/ handysize bulk carriers.

During 2007, the Company also successfully completed the retrofitting of the M.V. Seminole Princess and the M.V. Laguna Belle with tweendecks in holds 2, 3 and 4 further enhancing the versatility and flexibility of its fleet.

The expansion of the fleet in a period of strong freight rates and increased customer demand will enable the Company to enhance their revenue and profit generation capability in 2008 and beyond.

Also, in 2007, TBS exercised its options to purchase seven of its multipurpose tweendeck vessels for $2.85 million each. These seven vessels were part of TBS' operational fleet and since December 2003 were under a 66-month sale-leaseback arrangement, which provided TBS with purchase options. By exercising these purchase options, TBS now owns these vessels outright instead of operating them under a capital lease arrangement and will be able to benefit from the additional equity that has built up in these assets.

Fleet Expansion and Newbuilding Program:
In March 2007, TBS entered into agreements with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. to build six newly designed multipurpose vessels with retractable tweendeckers at a contract purchase price of $35.4 million per vessel, with scheduled delivery of two vessels in 2009 and four vessels in 2010. On March 29, 2007, TBS entered into a new $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

As of December 31, 2007, TBS has made payments of $55.9 million toward the purchase price of these six vessels and $2.0 million for design and professional fees.

TBS 2008 Drydock and Vessel Upgrade Program:
In the last three years, the TBS owned and controlled fleet has grown to 36 vessels at December 31, 2007, with an average age of about 21 years. The Company made the strategic decision to embark in 2007 on an accelerated drydock and vessel upgrade program anticipating steel renewals that might be required during the next five to ten years. This program resulted in increased drydocking days in 2007 relative to prior years.

Within the fourth quarter of 2007, TBS had 4 vessels in drydock for a total of 221 days compared to 111 days in the same period in 2006. During 2007, TBS had 21 vessels in drydock for a total of 1,044 days as compared to 304 days for the same period in 2006. Drydocking costs for the fourth quarter of 2007 and the year ended December 31, 2007 were $4.9 million and $23.3 million, respectively.

For 2008, TBS’ plan is to drydock 17 vessels for approximately 526 drydocking days with a steel renewal of about 2,725 metric tons at a total cost of approximately $17.3 million.

Anticipated drydocking schedule for the first quarter of 2008 is as follows:
During the first quarter of 2008, TBS anticipates a total of about 139 drydock days as follows: 16 drydock days relating to one vessel that entered drydock during December 2007, and 123 days relating to four vessels that will begin their drydock during the first quarter 2008.

Conference call and webcast:
On Thursday, March 13, 2008 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4209 (from the US) or 1-617-213-4863 (International Dial in). Participant Passcode: 12145074. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link. Participants may pre-register for the call at “Pre-Register Here”. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live and then archived slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EDT on Thursday, March 13, 2008 until Thursday, March 20, 2008 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 52508153. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Operations
For the Fourth Quarter and Full Year
Ended December 31, 2007 and 2006
 (In thousands, except for share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenue
Voyage revenue	$79,106	$48,004	$264,193	$189,012
Time charter revenue	33,618	17,203	88,365	63,114
Other revenue	2,432	227	3,047	1,460
Total revenue	115,156	65,434	355,605	253,586

Operating expenses:
Voyage	28,934	19,489	92,482	83,254
Vessel	23,268	13,482	85,958	63,205
Depreciation and amortization of vessels
and other fixed assets	10,153	8,081	36,022	29,867
General and administrative	15,899	8,007	38,703	27,256
Loss/(gain) from sale of vessel (1)	-	-	814	(2,180)
Total operating expenses	78,254	49,059	253,979	201,402

Income from operations	36,902	16,375	101,626	52,184

Other (expenses) and income:
Interest expense	(2,622)	(3,030)	(10,394)	(11,577)
Loss on extinguishment of debt (2)	-	-	-	(3,357)
Gain on total constructive loss of vessel (3)	-	-	6,034	-
Other Income	874	1,009	983	1,810
Total other (expenses) and income	(1,748)	(2,021)	(3,377)	(13,124)

Net income	$35,154	$14,354	$98,249	$39,060

Earnings per share:
Net income per common share:
Basic	$1.27	$0.51	$3.51	$1.40
Diluted	$1.26	$0.51	$3.50	$1.39
Weighted average common shares outstanding:
Basic (4)	28,044,310	28,013,310	28,029,340	27,998,843
Diluted	28,088,072	28,088,310	28,066,736	28,088,310

Operating Data for the Three Months and Year Ended December 31, 2007 and 2006

	Three Months		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Other Operating Data:
Controlled vessels (at end of period) (5)	36	34	36	34
Chartered vessels (at end of period) (6)	1	1	1	1
Freight Voyage Days (7)	2,145	1,937	8,209	7,818
Vessel days (8)	3,439	3,116	13,236	12,701
Tons of cargo shipped (9)	1,838	1,171	6,621	4,368
Revenue per ton (10)	$43.05	$41.00	$39.90	$43.27
Tons of cargo shipped, excluding
aggregates (9) (11)	851	701	3,447	3,227
Revenue per ton, excluding
aggregates (10) (11)	$84.50	$62.91	$69.52	$55.25
Chartered-out days	1,019	1,021	3,659	4,301
Chartered-out rate per day	$32,991	$16,849	$24,150	$14,674
TCE per day - Freight Voyages (12)	$24,149	$13,806	$20,679	$12,650
TCE per day - Time Charters-Out (13)	$30,426	$15,894	$22,374	$13,064

(1)	The 2007 and 2006 loss (gain) on sale of vessels represents the loss on the sale of the Maya Princess of $0.8 million and the gain on the sale of the Dakota Belle of $2.2 million.

(2)
In 2006 the loss on early extinguishment of debt represents the write-off of unamortized debt finance costs of $1.3 million and the payment of loan prepayment fees of $2.1 million when we repaid most of our then existing credit facilities in July 2006 with our $140.0 million syndicated credit facility.

(3)
For the year ended December 31, 2007, we had a gain on the sale and insurance recovery of the Huron Maiden.  The vessel was severely damaged in a grounding accident on an uncharted rock while on passage near Indonesia on March 9, 2007.  On April 4, 2007, the vessel was declared a constructive total loss.  Accordingly, we received a net amount of $8.0 million from our Hull & Machinery/ Increased Value insurances after a scrap value credit of $2.0 million.  We retained the proceeds on the sale of the vessel for scrap, which was sold and delivered to the buyer on May 4, 2007 for $2.8 million.  After expenses in connection with the accident and the sale of the vessel of approximately $1.2 million we realized a gain on the casualty and sale of the vessel of approximately $6.0 million.

(4)
Diluted weighted average common shares outstanding for 2007 and 2006 includes 37,396 and 89,467 weighted average common shares, respectively, relating to the restricted Class A common shares granted to our employees and independent directors.

(5)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of December 31, 2007, two vessels in our controlled fleet were chartered-in with an option to purchase.

(6)	Represents both vessels that we charter-in under short-term charters (less than one year at the start of the charter) and charter-in of vessels under long-term charters without an option to purchase.

(7)	Represents the number of days controlled and time-chartered vessels were operated by us, performing freight voyages excluding off-hire days. Excludes time charter out days.

(8)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(9)	In thousands.

(10)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(11)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We regularly carried aggregates in all years except 2005 when we temporarily suspended the transport of aggregates. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal services.

(12)
Time Charter Equivalent of “TCE” rates are defined as voyage revenue less voyage expenses during the year divided by the number of available days during the year.  Voyage expenses include the following expenses:  fuel, port call, commissions, stevedore and other cargo related as well as miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(13)
Time Charter Equivalent of “TCE” rates for vessels that are time chartered out, are defined as time charter revenue during the year reduced by commissions divided by the number of available days during the year.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.  No voyage expenses are deducted because they are not applicable.

Balance Sheet Data

	December 31,	December 31,
	2007	2006

Balance Sheet Data (In thousands):
Cash and cash equivalents	$30,498	$12,007
Working capital (deficit)	1,744	(3,816)
Total assets	559,113	403,091
Long-term debt, including current portion	180,166	125,804
Obligations under capital leases, including
current portion (A)	0	21,355
Total shareholders' equity	319,563	223,604

(A) In December 2007, we exercised our purchase options and acquired the seven vessels under capital lease.

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three months and year ended December 31, 2007 and 2006:

	Three Months		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

EBITDA Reconciliation (In millions):
Net Income	$35.2	$14.4	$98.2	$39.1
Net interest expenses	2.5	2.7	9.8	14.3
Depreciation	10.1	8.1	36.0	29.9
EBITDA	$47.8	$25.2	$144.0	$83.3

Reconciliation of Net Income to Income before non-recurring items for the three months and year 5 ended December 31, 2007 and 2006:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Income before non-recurring items:
Reconciliation (In millions)
Net Income	$35.2	$14.4	$98.2	$39.1
Loan prepayment fees paid	-	(0.2)	-	2.1
Non cash write-off of unamortized
deferred finance costs on refinancing	-	-	-	1.3
Loss/(gain) on sale of vessel	-	-	0.8	(2.2)
Gain on total constructive loss of vessel	-	-	(6.0)	-
Re-engineering costs	-	0.5	-	2.7
Income before Gain/Loss on sale of vessels
and other non-recurring items	$35.2	$14.7	$93.0	$43.0

Earnings per share (before Gain/Loss on sale of vessels and other non-recurring items)
Basic	$1.27	$0.52	$3.31	$1.54
Diluted	$1.26	$0.52	$3.31	$1.53
Weighted average common shares outstanding
Basic	28,044,310	28,013,310	28,029,340	27,998,843
Diluted	28,088,072	28,088,310	28,066,736	28,088,310

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:

•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs);

•	delays in our drydocking and vessel upgrade program, which could increase vessel drydock days or the costs associated with the program;

•
availability to us and to China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd. of satisfactory financing, China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements;

      and
•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its registration on Form S-1, its Annual Report on Form 10-K for the period ended December 31, 2006  and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     nbornozis@capitallink.com